Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of L-3 Communications Holdings, Inc. and L-3 Communications Corporation and subsidiaries (collectively, ‘‘the Company’’), which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

We also consent to the incorporation by reference in this Registration Statement of our reports dated June 25, 2008 relating to the financial statements, which appear in the Annual Reports on Form 11-K of the L-3 Communications Master Savings Plan and the Aviation Communications & Surveillance Systems 401(k) Plan for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
June 26, 2008